EXHIBIT 99.1

O.I. Corporation Announces Results for Third Quarter of 2010

College Station, Texas—November 3, 2010—O.I. Corporation (NASDAQ: OICO) today announced its results for the three months ended September 30, 2010.  These results are summarized below.

The limited information contained in this press release is not adequate information upon which to make an informed investment decision.   Accordingly, we urge investors to read our Annual Report on Form 10-K for the year ended December 31, 2009 which we filed with the Securities Exchange Commission (SEC) on March 15, 2010.  Additional information regarding our third quarter performance is available in our Quarterly Report on Form 10-Q which we filed with the SEC earlier today.  This document is available on our website at www.oico.com/oicorp and the SEC’s website at www.sec.gov.

O.I. CORPORATION
FINANCIAL HIGHLIGHTS
(in thousands, except earnings per share amounts)
	Three Months Ended September 30
	2010	2009
Net revenues	$6,434	$4,889
Operating income (loss)	887	285
Income before income taxes	900	293
Provision for income taxes	338	81
Net income	562	212

Basic earnings per share	0.24	0.09
Diluted earnings per share	0.24	0.09

Balance Sheet Data
	September 30,	December 31,
	2010	2009
Assets
Cash and investments	$6,340	$4,614
Accounts receivable	5,532	4,371
Inventories	5,318	5,657
Other current assets	1,314	1,828
Total current assets	18,504	16,470

Long-term assets	3,884	4,117
Total assets	$22,388	$20,587

Liabilities and Stockholders' Equity
Total liabilities	$3,670	$2,895

Stockholders' equity:	18,718	17,692
Total liabilities and stockholders' equity	$22,388	$20,587

About O.I. Corporation:
O.I. Corporation, dba OI Analytical, develops, manufactures, sells, and services analytical instrumentation that detects, measures, analyzes, and monitors chemicals in liquids, solids, and gases.  Providing products used to digest, extract, and separate components of chemical mixtures, the Company designs application-specific solutions for various industries including environmental testing, defense, and petrochemical.  Headquartered in College Station, Texas, the Company's products are sold worldwide.

Visit the Company's web site at:
http://www.oico.com
Investor Relations:
Bruce Lancaster
Chief Executive Officer &
Chief Financial Officer
979.690.1711